Exhibit 10.1

STOCKHOLDERS’ AGREEMENT WAIVER
July 23, 2019

Q-Jagged Peak Energy Investment Partners, LLC
1401 McKinney Street, Suite 2700
Houston, TX 77010
Attention: General Counsel

Gentlemen:
Reference is made to that certain Stockholders’ Agreement, dated as of February 1, 2017, by and among Jagged Peak Energy Inc., a Delaware corporation (the “Company”), Q-Jagged Peak Energy Investment Partners, LLC, a Delaware limited liability company (“Q-Jagged Peak”), JPE Management Holdings LLC, a Delaware limited liability company, and the individuals and entities listed on the signature pages thereto, as such may be amended from time to time (the “Stockholders’ Agreement”). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Stockholders’ Agreement.
Pursuant to the Stockholders’ Agreement, Q-Jagged Peak currently has the right to designate at least a majority of the Board. The Board currently consists of nine (9) directors, five (5) of which were designated by Q-Jagged Peak (Messrs. VanLoh, Davidson, Linn, Verma, and Webster). The Board has determined that it would like increase the size of the Board to ten (10) members and elect Adrianna C. Ma to serve as an independent director to fill the newly created vacancy. By signing below, Q-Jagged Peak waives its right to elect a majority of the Board for the sole purpose of Ms. Ma’s election as an independent director. Q-Jagged Peak expressly reserves all of its rights and remedies under the Stockholders’ Agreement. Nothing in this waiver shall constitute a waiver or relinquishment of any of the agreements, terms or conditions contained in the Stockholders’ Agreement except as expressly stated herein.

Very truly yours,

By: /s/ James J. Kleckner
Name: James J. Kleckner
Title: President & Chief Executive Officer

Accepted and agreed:

Q-JAGGED PEAK ENERGY INVESTMENT PARTNERS, LLC

By: James V. Baird
Name: James V. Baird
Title: Authorized Person